Exhibit 3.1

AMERICAN POWER GROUP CORPORATION

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

sERIES E CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

American Power Group Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), pursuant to the authority conferred on the Board of Directors of the Corporation by the Restated Certificate of Incorporation, as amended, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, certifies that the Board of Directors of the Corporation duly adopted the following resolution providing for the establishment and issuance of a series of preferred stock to be designated “Series E Convertible Preferred Stock” and to consist of 50 shares as follows:

WHEREAS, the Restated Certificate of Incorporation, as amended, of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 997,747 shares, $1.00 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them;

WHEREAS, the Board of Directors has previously fixed the rights, preferences, restrictions and other matters of a series of such preferred stock consisting of 1,146 shares of 10% Convertible Preferred Stock;

WHEREAS, the Board of Directors has previously fixed the rights, preferences, restrictions and other matters of a series of such preferred stock consisting of 200 shares of Series B 10% Convertible Preferred Stock;

WHEREAS, the Board of Directors has previously fixed the rights, preferences, restrictions and other matters of a series of such preferred stock consisting of 275 shares of Series C Convertible Preferred Stock;

WHEREAS, the Board of Directors has previously fixed the rights, preferences, restrictions and other matters of a series of such preferred stock consisting of 22 shares of Series D Convertible Preferred Stock;

WHEREAS, the Board of Directors has previously fixed the rights, preferences, restrictions and other matters of a series of such preferred stock consisting of 400 shares of Series D-2 Convertible Preferred Stock;

WHEREAS, the Board of Directors has previously fixed the rights, preferences, restrictions and other matters of a series of such preferred stock consisting of 210 shares of Series D-3 Convertible Preferred Stock; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to 50 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT:

RESOLVED:	That pursuant to the authority expressly granted and vested in the Board of Directors of this Corporation in accordance with the provisions of its Restated Certificate of Incorporation, as amended, a series of preferred stock of the Corporation is hereby established consisting of 50 shares, to be designated “Series E Convertible Preferred Stock” (hereinafter, the “Preferred Stock”); that the Board of Directors be, and it hereby is, authorized to issue such shares of Preferred Stock from time to time and for such consideration and on such terms as the Board of Directors shall determine, and subject to the limitations provided by law and by the Restated Certificate of Incorporation, as amended; and that the powers, designations, preferences and relative participating, optional or other special rights of, and the qualifications, limitations or restrictions upon, the Preferred Stock shall as set forth on Appendix I hereto.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its Chief Financial Officer this _____ day of __________, 2017.

AMERICAN POWER GROUP CORPORATION

By:	/s/ Charles E. Coppa
Charles E. Coppa
Chief Financial Officer
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APPENDIX I

TERMS OF PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Accruing Dividends” shall have the meaning set forth in Section 3(a).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 7(c).

“Bankruptcy Event” means any of the following events: (a) the Corporation or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Significant Subsidiary thereof, (b) there is commenced against the Corporation or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement, (c) the Corporation or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Corporation or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment, (e) the Corporation or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Corporation or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, or (g) the Corporation or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(d).

“Bloomberg” means Bloomberg, L.P.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

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“Buy-In” shall have the meaning set forth in Section 6(c)(iv).

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 50% of the voting securities of the Corporation (other than by means of conversion of Preferred Stock, Series A Preferred Stock, Series C Preferred Stock, Series D-2 Preferred Stock, Series D-3 Preferred Stock or Series E Preferred Stock and the exercise of Securities issued together with the Preferred Stock, the Series A Preferred Stock, the Series C Preferred Stock, the Series D-2 Preferred Stock, the Series D-3 Preferred Stock or the Series E Preferred Stock), (b) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than a majority of the aggregate voting power of the Corporation or the successor entity of such transaction, (c) the Corporation sells or transfers all or substantially all of its assets to another Person and the stockholders of the Corporation immediately prior to such transaction own less than a majority of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a one-year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the Original Issue Date), or (e) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

“Commission” means the United States Securities and Exchange Commission and its staff.

“Common Stock” means the Corporation’s common stock, par value $0.01 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

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“Conversion Amount” means the sum of the Stated Value at issue, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Conversion Shares Registration Statement” means a registration statement that registers the resale of Conversion Shares of the Holders.

“Dividend Payment Date” shall have the meaning set forth in Section 3(a).

“Effective Date” means the earliest of the date that (a) a Conversion Shares Registration Statement filed by the Corporation pursuant to the Registration Rights Agreement has been declared effective by the Commission, (b) all of the Registrable Securities have been sold pursuant to Rule 144, (c) all of the Registrable Securities may be sold pursuant to Rule 144 without the requirement for the Corporation to be in compliance with the current public information required under Rule 144 and without volume or manner-of-sale restrictions or (d) following the one-year anniversary of the Original Issue Date provided that a holder of Registrable Securities is not an Affiliate of the Corporation, all of the Registrable Securities may be sold pursuant to an exemption from registration under Section 4(1) of the Securities Act without volume or manner-of-sale restrictions and counsel to the Corporation has delivered to such holders a standing written opinion that resales may then be made by such holders of the Registrable Securities pursuant to such exemption which opinion shall be in form and substance reasonably acceptable to such holders.

“Equity Conditions” means, during the period in question, (a) the Corporation shall have duly honored all conversions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the applicable Holder on or prior to the dates so requested or required, if any, (b)(i) there is an effective Conversion Shares Registration Statement pursuant to which the Holders are permitted to utilize the prospectus thereunder to resell all of the Conversion Shares or (ii) all of the Conversion Shares may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions or current public information requirements as determined by the counsel to the Corporation as set forth in a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the affected Holders, (c) the Common Stock is trading on a Trading Market and all of the Conversion Shares are listed or quoted for trading on such Trading Market (and the Corporation believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future), (d) there is a sufficient number of authorized, but unissued and otherwise unreserved, shares of Common Stock for the issuance of all of the shares then issuable pursuant to the Transaction Documents, (e) there is no existing Triggering Event and no existing event which, with the passage of time or the giving of notice, would constitute a Triggering Event, (f) there has been no public announcement of a pending or proposed Fundamental Transaction or Change of Control Transaction that has not been consummated, (g) the applicable Holder is not in possession of any information provided by the Corporation that constitutes, or may constitute, material non-public information, and (h) for each Trading Day in a period of 20 consecutive Trading Days prior to the applicable date in question, the dollar daily trading volume for the Common Stock on the principal Trading Market exceeds, (A) for purposes of Section 3(a), $100,000 per Trading Day or (B) for purposes of Section 8, $500,000 per Trading Day.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Forced Conversion Amount” means the sum of the aggregate Stated Value then outstanding, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon.

“Forced Conversion Date” shall have the meaning set forth in Section 8.

“Forced Conversion Notice” shall have the meaning set forth in Section 8.

“Forced Conversion Notice Date” shall have the meaning set forth in Section 8.

“Fundamental Transaction” shall have the meaning set forth in Section 7(c).

“GAAP” means United States generally accepted accounting principles.

“Holder” shall have the meaning given such term in Section 2.

“Indebtedness” means (a) any liabilities for borrowed money or amounts owed in excess of $100,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Corporation’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (c) the present value of any lease payments in excess of $100,000 due under leases required to be capitalized in accordance with GAAP.

“Junior Securities” means the Common Stock and all other Common Stock Equivalents of the Corporation other than those securities which are explicitly senior or pari passu to the Preferred Stock in dividend rights or liquidation preference. For the avoidance of doubt, the Series A Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series D-2 Preferred Stock and the Series D-3 Preferred Stock shall be subordinated to the Preferred Stock in right of liquidation preference.

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“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Liquidation” shall have the meaning set forth in Section 5(a).

“Liquidation Preference” shall have the meaning set forth in Section 5(a).

“New York Courts” shall have the meaning set forth in Section 11(c).

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Permitted Indebtedness” means (a) the Indebtedness existing on the Original Issue Date, (b) lease obligations and purchase money indebtedness incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets, (c) trade payables incurred in the ordinary course of business and (d) other Indebtedness incurred in the ordinary course of business.

“Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Corporation) have been established in accordance with GAAP, (b) Liens imposed by law which were incurred in the ordinary course of the Corporation’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Corporation’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Corporation and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien, (c) Liens incurred in connection with Permitted Indebtedness under clauses (a), (c) and (e) thereunder, and (d) Liens incurred in connection with Permitted Indebtedness under clause (b) thereunder, provided that such Liens are not secured by assets of the Corporation or its Subsidiaries other than the assets so acquired or leased.

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“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” shall have the meaning set forth in Section 2.

“Purchase Agreement” means the Convertible Note Purchase Agreement, dated as of January 27, 2017, between the Corporation and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Registrable Securities” means, as of any date of determination, (a) all shares of Common Stock issued and issuable upon conversion of the Preferred Stock, (b) all Warrant Shares then issuable upon exercise of any Warrants (assuming on such date the Warrants are exercised in full without regard to any exercise limitations therein, including among other things, the limitation that the Warrants are not yet exercisable), and (c) any securities issued or then issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing; provided, however, that any such Registrable Securities shall cease to be Registrable Securities (and the Corporation shall not be required to maintain the effectiveness of any, or file another, Registration Statement hereunder with respect thereto) for so long as (a) a Registration Statement with respect to the sale of such Registrable Securities is declared effective by the Commission under the Securities Act and such Registrable Securities have been disposed of by the Holder in accordance with such effective Registration Statement or (b) such Registrable Securities have been previously sold in accordance with Rule 144.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities” means the Preferred Stock, the Warrants, the Warrant Shares and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Certificate” means the Corporation’s Certificate of Designation of Preferences, Rights and Limitations of 10% Convertible Preferred Stock of the Corporation, filed with the Secretary of State of the State of Delaware on April 30, 2012, as amended from time to time.

“Series C Certificate” means the Corporation’s Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock of the Corporation, filed with the Secretary of State of the State of Delaware on October 21, 2015, as amended from time to time.

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“Series D Certificate” means the Corporation’s Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock of the Corporation, filed with the Secretary of State of the State of Delaware on January 8, 2016, as amended from time to time.

“Series D-2 Certificate” means the Corporation’s Certificate of Designation of Preferences, Rights and Limitations of Series D-2 Convertible Preferred Stock of the Corporation, filed with the Secretary of State of the State of Delaware on January 8, 2016, as amended from time to time.

“Series D-3 Certificate” means the Corporation’s Certificate of Designation of Preferences, Rights and Limitations of Series D-3 Convertible Preferred Stock of the Corporation, filed with the Secretary of State of the State of Delaware on January 8, 2016, as amended from time to time.

“Series A Preferred Stock” means the Corporation’s preferred stock designated as its 10% Convertible Preferred Stock pursuant to the Series A Certificate.

“Series C Preferred Stock” means the Corporation’s preferred stock designated as its Series C Convertible Preferred Stock pursuant to the Series C Certificate.

“Series D Preferred Stock” means the Corporation’s preferred stock designated as its Series D Convertible Preferred Stock pursuant to the Series D Certificate.

“Series D-2 Preferred Stock” means the Corporation’s preferred stock designated as its Series D-2 Convertible Preferred Stock pursuant to the Series D-2 Certificate.

“Series D-3 Preferred Stock” means the Corporation’s preferred stock designated as its Series D-3 Convertible Preferred Stock pursuant to the Series D-3 Certificate.

“Share Delivery Date” shall have the meaning set forth in Section 6(c).

“Stated Value” shall have the meaning set forth in Section 2.

“Subsidiary” means any subsidiary of the Corporation as described in Section 3.1(a) of the Purchase Agreement and shall, where applicable, also include any direct or indirect subsidiary of the Corporation formed or acquired after the date of the Purchase Agreement.

“Successor Entity” shall have the meaning set forth in Section 7(c).

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“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE AMEX, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, the Purchase Agreement, the Warrants, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement.

“Transfer Agent” means American Stock Transfer & Trust Company, LLC, the current transfer agent of the Corporation, with a mailing address of 6201 15th Avenue
Brooklyn, New York 11219, and a facsimile number of (718) 765-8712, and any successor transfer agent of the Corporation.

“Triggering Event” shall have the meaning set forth in Section 10(a).

“Triggering Redemption Amount” means, for each share of Preferred Stock, the greater of (i) 125% of the Stated Value and (ii) the product of (y) the VWAP on the Trading Day immediately preceding the date of the Triggering Event and (z) the Stated Value divided by the then Conversion Price.

“Triggering Redemption Payment Date” shall have the meaning set forth in Section 10(b).

“Underlying Shares” means the shares of Common Stock issued and issuable upon conversion of the Preferred Stock, upon exercise of the Warrants and issued and issuable in lieu of the cash payment of dividends on the Preferred Stock in accordance with the terms of this Certificate of Designation.

“Variable Rate Transaction” a transaction in which the Corporation (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Corporation or the market for the Common Stock or (ii) enters into any agreement, including, but not limited to, an equity line of credit or continuous offering facilities through a registered broker-dealer (a/k/a ATM offerings), whereby the Corporation may sell securities at a future determined price.

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“VWAP” means, for any Trading Day, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Corporation and reasonably acceptable to the Holders of a majority of the Securities then outstanding, the fees and expenses of which shall be paid by the Corporation.

“Warrants” means, collectively, (i) the Common Stock purchase warrants delivered to the Holders pursuant to the terms of the Purchase Agreement, in the form of Exhibit G attached to the Purchase Agreement, and (ii) as the context reasonably requires, any Common Stock purchase warrants issued upon the exercise, transfer or assignment, in whole or in part, of such warrants.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

Section 2. Designation, Amount and Par Value. The series of preferred stock created hereunder shall be designated as its Series E Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be 50 (which shall not be subject to increase without the written consent of the holders (each, a “Holder” and collectively, the “Holders”) of a majority of the Preferred Stock). Each share of Preferred Stock shall have a par value of $1.00 per share and a stated value equal to $100,000, subject to increase as set forth in Section 3 below (the “Stated Value”).

Section 3. Dividends.

a)       Accruing Dividends. From and after the date of the issuance of any shares of Preferred Stock, dividends shall accrue at the rate per share (as a percentage of the Stated Value per share) of 12.5% per annum on such shares of Preferred Stock (the “Accruing Dividends”). Accruing Dividends shall accrue quarterly, whether or not declared, and shall be cumulative; provided, however, that except as set forth in Section 5 and Section 6, such Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors and the Corporation shall be under no obligation to pay such Accruing Dividends. The date on which any Accruing Dividends shall be payable, whether as declared by the Board of Directors or as set forth in Section 5 or Section 6, is referred to herein as a “Dividend Payment Date.”

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b)       Dividends Payable in Cash or in Kind. Any Accruing Dividends declared by the Board of Directors shall be payable, in the sole discretion of the Board, (i) in cash, (ii) in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock as set forth in this Section 3(b), (iii) or a combination thereof. In the event that any declared Accruing Dividends shall be payable in shares of Common Stock, such shares shall be valued solely for such purpose at the average of the VWAPs for the 20 consecutive Trading Days ending on the Trading Day that is immediately prior to the Dividend Payment Date.

Section 4. Voting Rights.

a)       General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of a meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter (subject to any limitations on such conversion contained in Section 6(d)). Except as provided by law or by the other provisions of this Certificate of Designation or the Corporation’s certificate of incorporation, as amended, holders of Preferred stock shall vote together with the holders of Common Stock and, to the extent permitted by the Series A Certificate, the Series C Certificate, the Series D Certificate, the Series D-2 Certificate and the Series D-3 Certificate (including any waivers granted thereunder), the holders of Series A Preferred Stock, the holders of Series C Preferred Stock, the holders of Series D Preferred Stock, the holders of Series D-2 Preferred Stock and the holders of Series D-3 Preferred Stock, as a single class.

b)       Election of Directors. The holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect three (3) directors of the Corporation. The holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect three (3) directors of the Corporation. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Preferred Stock, the Series A Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series D-2 Preferred Stock and the Series D-3 Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Section 4(b), a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Section 4(b).

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c)       Preferred Stock Protective Provisions. As long as at least 10% of the number of shares of Preferred Stock originally issued remain outstanding, the Corporation shall not, without the affirmative vote or written consent of the Holders of a majority of the then outstanding shares of the Preferred Stock, (i) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (ii) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in Section 5) senior to, or pari passu with, the Preferred Stock, (iii) amend its certificate of incorporation or by-laws (including as a result of merger, operation of law or otherwise) in any manner that adversely affects rights of Preferred Stock, (iv) increase the number of authorized shares of Preferred Stock, or (v) enter into any agreement committing the Corporation to do any of the foregoing.

Section 5. Liquidation.

a)       Preferential Payments to the Holders of Preferred Stock. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to (i) four times (ii)(A) the Stated Value, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, plus (B) any other fees then due and owing thereon under this Certificate of Designation, for each share of Preferred Stock (the “Liquidation Preference”), before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders of the Preferred Stock. A Fundamental Transaction or Change of Control Transaction shall not be deemed Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than 10 days prior to the payment date stated therein, to each Holder.

b)       Distribution of Remaining Assets. Upon a Liquidation, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock, as provided in Section 5(a), the remaining assets of the Corporation available for distribution to its stockholders shall be distributed, first, to the holders of the Series D Preferred Stock, the Series D-2 Preferred Stock and the Series D-3 Preferred Stock, as provided in the Series D Certificate, the Series D-2 Certificate and the Series D-3 Certificate; second, to the holders of the shares of Series A Preferred Stock, as provided in the Series A Certificate and the holders of the shares of Series C Preferred Stock, as provided in the Series C Certificate; and, third, after the payment of all preferential amounts required to be paid to the holders of shares of Series A Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-2 Preferred Stock and Series D-3 Preferred Stock, to the holders of the shares of Common Stock, Preferred Stock, Series A Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-2 Preferred Stock and Series D-3 Preferred Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to their respective terms immediately prior to such Liquidation.

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Section 6. Conversion.

a)       Conversions at Option of Holder. Each share of Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 6(d) and Section 6(e)) determined by dividing the Stated Value of such share of Preferred Stock plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, by the Conversion Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such effective date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

b)       Conversion Price. The conversion price for the Preferred Stock shall equal $_____, subject to adjustment herein (the “Conversion Price”).

c) Mechanics of Conversion

i.       Delivery of Certificate Upon Conversion. Not later than three (3) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder a certificate or certificates representing the Conversion Shares which, on or after the earlier of (i) the six-month anniversary of the Original Issue Date or (ii) the Effective Date, shall be free of restrictive legends and trading restrictions (other than those restrictions set forth in Section 4.1 of the Purchase Agreement) representing the number of Conversion Shares being acquired upon the conversion of the Preferred Stock. On or after the earlier of (i) the six-month anniversary of the Original Issue Date or (ii) the Effective Date, the Corporation shall use its best efforts to deliver any certificate or certificates required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

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ii.       Failure to Deliver Certificates. If, in the case of any Notice of Conversion, such certificate or certificates are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Common Stock certificates issued to such Holder pursuant to the rescinded Conversion Notice.

iii.       Obligation Absolute. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of the Stated Value of its Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue Conversion Shares upon a properly noticed conversion. Nothing herein shall limit a Holder’s right to pursue actual damages or declare a Triggering Event pursuant to Section 10 hereof as a result of the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to obtain damages pursuant to any other Section hereof or under applicable law.

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iv.       Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable certificate or certificates by the Share Delivery Date pursuant to Section 6(c)(i), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue and that were sold multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Preferred Stock equal to the number of shares of Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(c)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.

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v.       Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock, as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other Holders of the Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Preferred Stock hereunder. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

vi.       Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall round up to the next whole share.

vii.       Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of the Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

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d)       Beneficial Ownership Limitation. Subject to the Holder’s right to increase or decrease the Beneficial Ownership Limitation as described below in this Section 6(d), the Corporation shall not effect any conversion of the Preferred Stock, and a Holder shall not have the right to convert any portion of the Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Stated Value of Preferred Stock beneficially owned by such Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Preferred Stock or the Warrants) beneficially owned by such Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(d) applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates) and of how many shares of Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates) and how many shares of the Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by such Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Stock held by the applicable Holder. A Holder, upon not less than 61 days’ prior notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(d) applicable to its Preferred Stock. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Corporation and shall only apply to such Holder and no other Holder. The provisions of this paragraph shall be construed and implemented in a manner with the terms of this Section 6(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Preferred Stock.

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Section 7. Certain Adjustments.

a)       Stock Dividends and Stock Splits. If the Corporation, at any time while the Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock or any other Common Stock Equivalents on shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of the Preferred Stock, the Series A Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series D-2 Preferred Stock or the Series D-3 Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)       Pro Rata Distributions. If the Corporation, at any time while the Preferred Stock is outstanding, distributes to all holders of Common Stock (and not to the Holders) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security, then in each such case the Conversion Price shall be adjusted by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness or rights or warrants so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors of the Corporation in good faith. In either case the adjustments shall be described in a statement delivered to the Holders describing the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

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c)       Fundamental Transaction. If, at any time while the Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions (other than the grant of Permitted Liens), (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of the Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 6(d) on the conversion of the Preferred Stock, except where the Corporation is the surviving corporation), the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which the Preferred Stock had been convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 6(d) on the conversion of the Preferred Stock). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it may receive upon any conversion of the Preferred Stock following such Fundamental Transaction. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation in accordance with the provisions of this Section 7(c). Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation and the other Transaction Documents referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein.

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d)       Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

e)       Notices to the Holders.

i.       Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. For purposes of clarification, each Holder shall be entitled to the benefit of any adjustment to the Conversion hereunder regardless of whether the Holder accurately refers to the adjusted Conversion Price in the Notice of Conversion.

ii.       Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least ten (10) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to convert the Conversion Amount of the Preferred Stock (or any part hereof) during the 10-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

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Section 8. Forced Conversion. Notwithstanding anything to the contrary in this Certificate of Designation and subject to the limitation set forth in Section 6(d), if the Corporation delivers a Forced Conversion Notice to the holders of the Series A Preferred Stock pursuant to Section 8 of the Series A Certificate, the Corporation shall, simultaneously therewith, deliver a written notice to all Holders (a “Forced Conversion Notice” and the date such notice is delivered to all Holders, the “Forced Conversion Notice Date”) to cause each Holder to convert all or part of such Holder’s Preferred Stock (as specified in such Forced Conversion Notice), it being agreed that the “Conversion Date” for purposes of Section 6 shall be deemed to occur on the third Trading Day following the Forced Conversion Notice Date (such third Trading Day, the “Forced Conversion Date”). The Corporation may not deliver a Forced Conversion Notice, and any Forced Conversion Notice delivered by the Corporation shall not be effective, unless all of the Equity Conditions have been met on each Trading Day (including the condition (as more fully described in the definition of “Equity Conditions” in Section 1, above) that the dollar daily trading volume for the Common Stock on the Principal Trading Market exceeds $500,000 on each such Trading Day) during the applicable Threshold Period through and including the date that the Conversion Shares issuable pursuant to such conversion are actually delivered to the Holders pursuant to the Forced Conversion Notice. To the extent permitted by the Series A Certificate (including any waivers granted thereunder), any Forced Conversion Notices shall be applied ratably to all of the holders of Preferred Stock, Series A Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-2 Preferred Stock and/or Series D-3 Preferred Stock based on each holder’s initial purchases of Preferred Stock, Series A Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-2 Preferred Stock or Series D-3 Preferred Stock, provided that any voluntary conversions by a Holder shall be applied against such Holder’s pro rata allocation, thereby decreasing the aggregate amount forcibly converted hereunder if less than all shares of the Preferred Stock are forcibly converted. For purposes of clarification, a Forced Conversion shall be subject to all of the provisions of Section 6, including, without limitation, the provisions requiring limitations on conversions. In the event that a Forced Conversion is subject to limitation because of the Beneficial Ownership Limitation under Section 6(d), then the Preferred Stock held by one or more Holders will remain outstanding, but only to the extent and only for so long as necessary to comply with such restrictions, and from and after the Forced Conversion Date any and all such shares of Preferred Stock that remain outstanding shall no longer (a) be subject to further adjustments pursuant to Sections 7(a), or to require the Corporation to make payments in the event of any Triggering Event, and the Corporation will no longer be subject to the negative covenants set forth in Section 9.

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Section 9. Negative Covenants. As long as at least 10% of the number of shares of Preferred Stock originally issued remain outstanding, unless the Holders of a majority of the then outstanding shares of Preferred Stock shall have otherwise given prior written consent, the Corporation shall not, and shall not permit any of the Subsidiaries to, directly or indirectly:

a)       other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist indebtedness for borrowed money of any kind, in excess of $100,000, including but not limited to a guarantee on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom that is not already provided for in the most recent budget of the Corporation approved by its Board of Directors, other than trade credit incurred in the ordinary course of business;

b)       other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

c)       amend its charter documents, including, without limitation, its certificate of incorporation and bylaws (including as a result of merger, operation of law or otherwise), in any manner that materially and adversely affects any rights of the Holders of Preferred Stock, including without limitation the creation of a class or series of stock senior to the Preferred Stock;

d)       enter into any transaction with any member of the Corporation’s management or Board of Directors, or any or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such Person, with a value of more than $100,000 (excluding management employment agreements and compensatory arrangements approved by the Board of Directors;

e)       adopt any stock option plan or equity-based compensation plan, or amend any such plan if the effect of such amendment would increase the aggregate number of shares of Common Stock available for issuance to service providers;

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f)       increase the authorized number of shares of any series of preferred stock;

g)       undertake a Liquidation or effect any merger, any sale of assets outside of the ordinary course of business, any business combination or similar transaction;

h)       sell or other dispose of, other than in the ordinary course of business, any patents, trademarks, copyrights, processes, trade secrets, licenses, distribution rights, source codes or any other material industrial or intellectual property;

i)       engage in any business fundamentally different from the Corporation’s business as conducted or proposed by the Corporation in writing to be conducted as of the Original Issue Date;

j)       create any Subsidiary (other than wholly owned subsidiaries) or materially change the legal structure of the Corporation;

k)       enter into any joint venture or joint venture relationship;

l)       enter into any equipment lease, long-term supply or maintenance agreement or make any capital expenditures exceeding $500,000 per annum that is not already provided for in the most recent budget of the Corporation approved by its Board of Directors; or

m)       enter into any agreement committing the Corporation to do any of the foregoing.

Section 10. Redemption Upon Triggering Events.

a)       “Triggering Event” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i.       the Corporation shall fail to deliver certificates representing Conversion Shares issuable upon a conversion hereunder that comply with the provisions hereof prior to the 10th Trading Day after such shares are required to be delivered hereunder, or the Corporation shall provide written notice to any Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversion of any shares of Preferred Stock in accordance with the terms hereof;

ii.       the Corporation shall fail for any reason to pay in full the amount of cash due pursuant to a Buy-In (provided that such cash due shall exceed $25,000 in the aggregate) within five calendar days after notice therefor is delivered hereunder;

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iii.       the Corporation shall fail to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to such Holder upon a conversion hereunder;

iv.       unless specifically addressed elsewhere in this Certificate of Designation, the Corporation shall materially fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any material breach of any of the Transaction Documents, and such failure or breach shall not, if subject to the possibility of a cure by the Corporation, have been cured within 30 calendar days after the date on which written notice of such failure or breach shall have been delivered;

v.       the Corporation shall redeem more than a de minimis number of Junior Securities other than as to repurchases of Common Stock or Common Stock Equivalents from departing officers, employees, directors and independent contractors, provided that, while any of the Preferred Stock remains outstanding, such repurchases shall not exceed an aggregate of $200,000 from all officers and directors in any 12-month period, and such repurchases complying with such limitations shall be deemed to have been expressly authorized by this Section 10(a)(v);

vi.       the Corporation shall be party to a Change of Control Transaction;

vii.       there shall have occurred a Bankruptcy Event;

viii.       the Common Stock shall fail to be listed or quoted for trading on a Trading Market for more than five Trading Days, which need not be consecutive Trading Days; or

ix.       any monetary judgment, writ or similar final process shall be entered or filed against the Corporation, any Subsidiary or any of their respective property or other assets that is not covered by insurance and is for more than $500,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 45 calendar days.

b)       Upon the occurrence of a Triggering Event, each Holder shall (in addition to all other rights it may have hereunder or under applicable law) have the right, exercisable at the sole option of such Holder, to require the Corporation to, (A) with respect to the Triggering Events set forth in Sections 10(a)(i), (ii), (iv), (v), (vi) (as to Changes of Control approved by the Board of Directors of the Corporation) and (vii) (as to voluntary filings only), redeem all of the Preferred Stock then held by such Holder for a redemption price, in cash, equal to the Triggering Redemption Amount or (B) at the option of each Holder and with respect to the Triggering Events set forth in Sections 10(a)(iii), (v), (vi) (as to Changes of Control not approved by the Board of Directors of the Corporation), (vii) (as to involuntary filings only), (viii) and (ix), redeem all of the Preferred Stock then held by such Holder for a redemption price, in the number of shares of Common Stock, equal to the Triggering Redemption Amount divided by 75% of the average of the 10 VWAPs immediately prior to the date of election hereunder. The Triggering Redemption Amount, in cash or in shares, shall be due and payable or issuable, as the case may be, within twenty-two (22) Trading Days of the date on which the notice for the payment therefor is provided by a Holder (the “Triggering Redemption Payment Date”). If the Corporation fails to pay in full the Triggering Redemption Amount hereunder on the date such amount is due in accordance with this Section (whether in cash or shares of Common Stock), the Corporation will pay interest thereon at a rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law, accruing daily from such date until the Triggering Redemption Amount, plus all such interest thereon, is paid in full. For purposes of this Section, a share of Preferred Stock is outstanding until such date as the applicable Holder shall have received Conversion Shares upon a conversion (or attempted conversion) thereof that meets the requirements hereof or has been paid the Triggering Redemption Amount in cash.

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Section 11. Miscellaneous.

a)       Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the attention of the Chief Financial Officer of the Corporation at 7 Kimball Lane, Lynnfield, MA, 01940, or via at facsimile number (781) 224-0114, or such other facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 11. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

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b)       Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof reasonably satisfactory to the Corporation.

c)       Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, stockholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

d)       Waivers; Amendments. Except as may be otherwise required by applicable law, any of the terms and conditions of the Preferred Stock here may be changed or amended, and any right of the Holders of the Preferred Stock may be waived, with the written consent of the Holders of a majority of the shares of Preferred Stock outstanding from time to time; provided, however, that no such change, amendment or waiver that would alter or change the Liquidation Preference, the rate at which the Accruing Dividends shall accrue, or the Conversion Price shall be approved without the written consent of Holders of 75% of the shares of Preferred Stock outstanding from time to time.

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e)       Effect of Waivers. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

f)       Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g)       Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next Business Day.

h)       Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

i)       Status of Converted or Redeemed Preferred Stock. Shares of Preferred Stock may only be issued pursuant to the Purchase Agreement. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series E Convertible Preferred Stock.

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ANNEX A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert Shares of Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series E Convertible Preferred Stock indicated below into shares of common stock, par value $0.01 per share (the “Common Stock”), of American Power Group Corporation, a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: _____________________________________________

Number of shares of Preferred Stock owned prior to Conversion: _______________

Number of shares of Preferred Stock to be Converted: ________________________

Stated Value of shares of Preferred Stock to be Converted: ____________________

Number of shares of Common Stock to be Issued1: ___________________________

Applicable Conversion Price: ____________________________________________

Number of shares of Preferred Stock subsequent to Conversion: ________________

Address for Delivery: ______________________

or

DWAC Instructions:

Broker no: _________

Account no: ___________

[HOLDER]

By:
Name:
Title:

1 Exclusive of shares issuable upon conversion of Accruing Dividends, which will be calculated by the Corporation.